http://schemas.microsoft.com/office/word/2003/wordml2450UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               PURA NATURALS, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   74609Q 10 2
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                                 (CUSIP Number)

                              WILLIAM T. HART, ESQ.
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                                Hart & Hart, LLC
                             1624 N. Washington St.
                                Denver, CO 80203
                          Telephone No. (303) 839-0061
                          -----------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 17, 2020
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                  (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74609Q 10 2                 13G                    Page 2 of 5 Pages


      MAMMOTH WEST CORPORATION (d/b/a Mammoth Corporation)
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1.    NAMES OF REPORTING PERSONS

      88-0496401

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (see instructions)
      (a)
      (b)
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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Wyoming
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   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY         4,863,468*
    OWNED BY
      EACH
   REPORTING
  PERSON WITH
                  -------------------------------------------------------------
                  6    SHARED VOTING POWER

                       0
                  -------------------------------------------------------------
                       SOLE DISPOSITIVE POWER

                  7    4,863,468*
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
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 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,863,468*
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10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see instructions)    |_|
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.03%*
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12.  TYPE OF REPORTING PERSON (see instructions)

     CO
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*    Calculations  are based on the direct  beneficial  ownership  of  4,863,468
     Shares held on March 17, 2020, received from Conversions of the Convertible Promissory Note dated April 7, 2017, a copy of which was included as
     Exhibit 10_3 with the Form 8-K filed with the Commission on April 26, 2017.

CUSIP No. 74609Q 10 2                 13G                    Page 3 of 5 Pages

Item 1.

   (a) Name of Issuer
       Pura Naturals, Inc.

   (b) Address of Issuer's Principal Executive Offices

       23101 Lake Center Drive, Suite 100
       Lake Forest, CA 92630

Item 2.

   (a) Name of Person Filing
       Mammoth West Corporation d/b/a Mammoth Corporation

   (b) Address of the Principal Office or, if none, residence 444 S Rand Rd, Suite 205, Lake Zurich, IL 60047

   (c) Citizenship
       Wyoming

   (d) Title of Class of Securities
       Common Stock

   (e) CUSIP Number
       74609Q 10 2

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

   (a)|_|Broker or dealer registered under section 15 of the Act (15 U.S.C.
         78o).

   (b)|_|Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

   (c)|_|Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

   (d)|_|Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

   (e)|_|An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(C);

   (f)|_|An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

   (g)|_|A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

   (h)|_|A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

   (i)|_|A church plan that is excluded from the definition of an investment company under section 3(C)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

   (j)|_|Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. 74609Q 10 2               13G                      Page 4 of 5 Pages


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

   (a)Amount beneficially
      owned:  4,863,468

   (b)Percent of
      class:  9.03%

   (c)Number of shares as to which the person has:

      (i) Sole power to vote or to direct the vote 4,863,468

     (ii) Shared power to vote or to direct the vote None.

    (iii) Sole power to dispose or to direct the disposition of 4,863,468

     (iv) Shared power to dispose or to direct the disposition of None.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|. Instruction. Dissolution of a group requires a response to this item. Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

   Not applicable.

Item 8.  Identification and Classification of Members of the Group.

   Not applicable.

Item 9.  Notice of Dissolution of Group.

CUSIP No. 74609Q 10 2                 13G                    Page 5 of 5 Pages


Item 10.    Certification.

  (c) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                               4/17/20
                                                     ---------------------------
                                                                 Date

                                                      MAMMOTH WEST CORPORATION

                                                           /s/ Brad Hare
                                                     ---------------------------
                                                              Signature

                                                         Brad Hare/ President
                                                     ---------------------------
                                                              Name/Title